 Exhibit 99.1
News Release

Compaq Computer Corporation	P.O. Box 692000
Public Relations Department	Houston, Texas 77269-2000
Tel 281-514-0484
Fax 281-514-4583
http://www.compaq.com
For Immediate Release

Compaq Lowers Fourth Quarter Revenue and Earnings
Expectations

Company to Hold Webcast at 5 p.m. EST Today

         HOUSTON, Dec. 12, 2000 - Compaq Computer Corp. (NYSE: CPQ) today reported that revenue and earnings for its fourth quarter ending Dec. 31, 2000, will be below market expectations.

        Revenue for the fourth quarter is expected to be between $11.2 billion and $11.4 billion, 8 to 10 percent below expectations, but approximately 7 percent above the same quarter last year. Earnings from operations, excluding one-time charges, will be between $0.28 and $0.30 per diluted common share, about eight cents below consensus expectations, but 50 percent above fourth quarter 1999. Actual results will be announced Jan. 23, 2001.

        “We ended the third quarter with positive market momentum in virtually all of our business segments,” said Michael Capellas, chairman and chief executive officer. “While we had a good start to the fourth quarter, it is now clear that market confidence has wavered and that we will be affected by the general softness in U.S. consumer, small and medium business and dot com markets. Business activity in the rest of the world remains on track.

        “We are taking the actions required to adjust to changing market conditions. Channel inventories are currently at planned levels of four weeks for commercial products and just under seven weeks for consumer products. We will continue to balance growth and profitability as well as tightly manage expenses,” he said.

        Changing market conditions also have affected certain of the company’s strategic investments. As a result, the company will make downward adjustments in the valuations of some holdings – principally CMGI and its related assets. The company anticipates taking a non-operating, non-cash charge in the fourth quarter.

Business Outlook

        “Overall, our outlook for 2001 remains positive, although we expect the second half of the year to be stronger than the first half,” Capellas said. “Our current 2001 plan calls for 10 percent revenue growth and 25 percent growth in earnings per share over the revised estimates for the fiscal year 2000. Although this is lower than our previous guidance, it still reflects strong year-over-year improvement. I remain very confident in the long-term strength of the information technology market and in Compaq’s ability to be one of the clear leaders.”

Webcast

        The company will hold an audio webcast at 5 p.m. EST today with Michael Capellas, Compaq chairman and chief executive officer, and Jesse Greene, senior vice president, finance and administration, and chief financial officer. The session will include brief remarks and a question and answer period. The conference can be accessed at http://www.compaq.com/newsroom/presspaq/121200/index.html

About Compaq

        Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.

        Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq’s e-commerce Web site at http://www.compaq.com/. Compaq markets its products and services primarily to customers from the business, home, government, and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com/.

Compaq and the Compaq logo are registered with the U.S. Patent and Trademark Office. This press release and conference call will contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: market conditions, particularly in North America, increased competitive environment and pricing pressures, component shortages, delays in the implementation of changes in delivery models, delays in product rollout schedules, slow acceptance for new form factors, employee retention, disruptions related to restructuring actions, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, and emerging market political or economic instability. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on form 10-K and the most recent report on Form 10-Q.

For further editorial information, contact:

Compaq Computer Corporation            Arch Currid          281-514-0484                     arch.currid@COMPAQ.com